Exhibit 10.1

CREDIT AGREEMENT

dated as of August 14, 2013

among

LUBY’S, INC.

The Lenders From Time to Time Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

AMEGY BANK NATIONAL ASSOCIATION,

as Syndication Agent

Schedule 1.01(a) – Existing Letters of Credit

Schedule 1.01(b) – Scheduled Real Property

Schedule 2.01 – Commitments

Schedule 3.12 – Subsidiaries

Schedule 6.02 – Existing Liens

Schedule 6.05 – Permitted Asset Sales

Schedule 6.09 – Affiliate Transactions

Exhibit A – Assignment and Assumption

Exhibit B – Compliance Certificate

Exhibit C – Note

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, modified, restated, supplemented and in effect from time to time, herein called this “Agreement”) dated as of August 14, 2013 (the “Effective Date”), among LUBY’S, INC., a Delaware corporation, the LENDERS party hereto, AMEGY BANK NATIONAL ASSOCIATION, as Syndication Agent, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders.

ARTICLE I
Definitions

The parties hereto agree as follows:

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Accounts" shall have the meaning assigned to it in the UCC.

"Additional Personal Collateral" shall have the meaning ascribed to such term in Section 5.03(b) hereof.

"Additional Personal Collateral Event" shall have the meaning ascribed to such term in Section 5.03(b) hereof.

"Additional Real Collateral" shall have the meaning ascribed to such term in Section 5.03(c) hereof.

"Additional Real Collateral Event" shall have the meaning ascribed to such term in Section 5.03(c) hereof.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, and its successors in that capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day with respect to any ABR Loan or Eurodollar Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Total Leverage Ratio as of the most recent determination date; but until the end of the fourth fiscal quarter of fiscal year 2013 the Eurodollar Spread shall be 3.00%, the ABR Spread shall be 1.25% and the Commitment Fee Rate shall be 0.35%:

Total Leverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1: greater than 1.25	1.75	3.50	0.40
Category 2: greater than 0.50 but less than or equal to 1.25	1.25	3.00	0.35
Category 3: less than or equal to 0.50	0.75	2.50	0.30

For purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Sections 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; but the Total Leverage Ratio shall be deemed to be in Category 1 at the request of the Required Lenders if the Borrower fails to timely deliver the consolidated financial statements required to be delivered by it pursuant to Sections 5.01(a) or (b), during the period from the deadline for delivery thereof until such consolidated financial statements are received.

“Appraisal” means an appraisal of the fair market value (in dollars) of real property, in form and substance satisfactory to the Administrative Agent, determined on a market value basis and performed by an appraiser acceptable to the Required Lenders.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America and any successor entity performing similar functions.

“Borrower” means Luby’s, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, and without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed, damaged or condemned, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person or the receipt of any proceeds resulting from such condemnation, as applicable.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Ceiling Rate” means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas (or any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas) laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that the Texas Finance Code establishes the Ceiling Rate, the Ceiling Rate shall be the “weekly ceiling” (as defined in the Texas Finance Code) for that day. Administrative Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to the Borrower, if and to the extent permitted by the Texas Finance Code. Without notice to the Borrower or any other Person, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

“Change in Control” means (a) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of Equity Interests then outstanding of the Borrower normally entitled to vote in elections of directors or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (1) nominated by the board of directors of the Borrower nor (2) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any binding request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means any and all assets with respect to which a Lien securing the Obligations is created under any Security Document. The Collateral shall not include any Excluded Assets.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $70,000,000.

“Contribution Agreement” means that certain Contribution Agreement dated concurrently herewith by and among Borrower and the current Subsidiaries of Borrower, as the same may be amended, modified, supplemented and restated--and joined in pursuant to a joinder agreement--from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Service Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) EBITDA for the four fiscal quarters ending on such date to (b) the sum of (x) Interest Expense for such four fiscal quarter period plus (y) Phantom Amortization for such four fiscal quarter period, determined in each case on a consolidated basis for Borrower and its Subsidiaries.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Deposit Concentration Account" means any account into which cash from Local Accounts are deposited, and "Deposit Concentration Accounts" shall mean all such accounts collectively.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, without duplication, for any period, consolidated income from continuing operations of the Borrower, consistent with the Borrower’s Forms 10-K and 10-Q, plus depreciation, amortization, other non-cash expenses, interest expense, taxes, and minus in the case of income or plus in the case of losses, non-cash income and extraordinary gains or losses and other non-recurring items of income or expense as approved by the Administrative Agent; provided that, if the Borrower or any of its Subsidiaries acquires the Equity Interests or assets of any Person during such period under circumstances permitted under Section 6.14 hereof, EBITDA shall be adjusted to give pro forma effect to such acquisition assuming that such transaction had occurred on the first day of such period.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any other Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any other Loan Party or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any other Loan Party or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any other Loan Party or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any other Loan Party or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any other Loan Party or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Assets” means (i) all leasehold estates with respect to office space used by Borrower or any of its Subsidiaries, (ii) motor vehicles having an aggregate book value of not greater than $500,000, (iii) “commercial tort claims” (as that term is defined in the UCC) having an aggregate book value of not greater than $3,000,000, (iv) all real property owned by Borrower or any of its Subsidiaries other than the Scheduled Real Property and (v) any item of general intangibles that is now or hereafter held by Borrower or any of its Subsidiaries but only to the extent that such item of general intangibles (or any agreement evidencing such item of general intangibles) contains a term, provision or other contractual obligation or is subject to a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than Borrower or any of its Subsidiaries) to, the grant, creation, attachment or perfection of the security interest granted in the Security Documents, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9.406, 9.407, 9.408 or 9.409 of the UCC, and any successor provision thereto).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Banks or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Existing Letters of Credit” means the letters of credit described on Schedule 1.01(a) hereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means each of the present or future Subsidiaries of the Borrower.

“Guaranty” means that certain Guaranty dated as of November 9, 2009 executed by LUBY’S HOLDINGS, INC., a Delaware corporation, LUBY’S LIMITED PARTNER, INC., a Delaware corporation, LUBCO, INC., a Delaware corporation, LUBY’S MANAGEMENT, INC., a Delaware corporation, LUBY’S BEVCO, INC., a Texas corporation, and LUBY’S FUDDRUCKERS RESTAURANTS, LLC, a Texas limited liability company (successor in interest to LUBY’S RESTAURANTS LIMITED PARTNERSHIP, a Texas limited partnership), in favor of the Administrative Agent (and joined in by FUDDRUCKERS TULSA, LLC, a Texas limited liability company, R. WES, INC., a Texas corporation, FUDDRUCKERS OF ANNAPOLIS, LLC, a Maryland limited liability company, FUDDRUCKERS OF HOWARD COUNTY, LLC, a Maryland limited liability company, PARADISE CHEESEBURGERS, LLC, a Texas limited liability company, PARADISE RESTAURANT GROUP, LLC, a Delaware limited liability company, CHEESEBURGER OF NEWARK, LLC, a Delaware limited liability company, CHEESEBURGER OF FORT MEYERS, LLC, a Florida limited liability company, CHEESEBURGER OF SANDESTIN, LLC, a Florida limited liability company, CHEESEBURGER OF DOWNERS GROVE, LLC, an Illinois limited liability company, CHEESEBURGER OF ALGONQUIN, LLC, an Illinois limited liability company, CHEESEBURGER OF EVANSVILLE, LLC, an Indiana liability company, CHEESEBURGER OF FISHERS, LLC, an Indiana limited liability company, CHEESEBURGER OF SOUTHPORT, LLC, an Indiana limited liability company, CHEESEBURGER OF TERRE HAUTE, LLC, an Indiana limited liability company, CHEESEBURGER OF KANSAS CITY, LLC, a Kansas limited liability company, CHEESEBURGER OF PASADENA, LLC, a Maryland limited liability company, CHEESEBURGER OF CALIFORNIA, LLC, a Maryland limited liability company, CHEESEBURGER IN PARADISE OF ANNE ARUNDEL COUNTY, INC., a Maryland corporation, CHEESEBURGER IN PARADISE OF ST. MARY’S COUNTY, LLC, a Maryland limited liability company, CHEESEBURGER OF STERLING HEIGHTS, LLC, a Michigan limited liability company, HIGH TIDES OF OMAHA, LLC, a Nebraska limited liability company, a Nebraska limited liability company, CHEESEBURGER OF SEACAUCUS, LLC, a New Jersey limited liability company, CHEESEBURGER OF WALLKILL, LLC, a New York limited liability company, CHEESEBURGER OF HILLIARD, LLC, a Ohio limited liability company, CHEESEBURGER OF MYRTLE BEACH, LLC, a South Carolina limited liability company, CHEESEBURGER OF FREDERICKSBURG, LLC, a Virginia limited liability company, CHEESEBURGER OF NEWPORT NEWS, LLC, a Virginia limited liability company, CHEESEBURGER OF VIRGINIA BEACH, LLC, a Virginia limited liability company, CHEESEBURGER OF WOODBRIDGE, LLC, a Virginia limited liability company, CHEESEBURGER OF MIDDLETON, LLC, a Wisconsin limited liability company by separate Joinder Agreements) and any and all other guaranties now or hereafter executed in favor of the Administrative Agent relating to the Obligations hereunder and the other Loan Documents, as any of them may from time to time be amended, modified, restated or supplemented.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current Accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, (i) contingent obligations in respect of surety bonds in an aggregate amount equal to or less than $5,000,000 shall not constitute “Indebtedness” for purposes of this Agreement, (ii) contingent obligations in respect of standby letters of credit shall not constitute “Indebtedness” to the extent such obligations are fully cash collateralized, and (iii) Banking Services shall not constitute “Indebtedness” for purposes of this Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Expense” means, for any period, interest expense of the Borrower and its Subsidiaries, on a consolidated basis, during such period, determined in accordance with GAAP, provided that, if the Borrower or any of its Subsidiaries acquires the Equity Interests or assets of any Person during such period under circumstances permitted under Section 6.14 hereof, Interest Expense shall be adjusted to give pro forma effect to such acquisition assuming that such transaction had occurred on the first day of such period.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six  months thereafter, or, if all of the Lenders shall have consented in writing, seven or fourteen days or nine or twelve months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Inventory" shall have the meaning assigned to it in the UCC.

“Issuing Bank” means (a) Wells Fargo Bank, National Association and (b) Amegy Bank National Association, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Without limiting the foregoing, as to any particular Letter of Credit, the Borrower and any Lender may agree that such Lender (or an Affiliate of such Lender) shall be the “Issuing Bank” and in such event, such Lender shall be entitled to all of the rights, benefits and privileges of an Issuing Bank under this Agreement and the other Loan Documents (provided that the address of such Issuing Bank shall, in lieu of the address set forth in Section 9.1(iii) hereof, be such address as the Borrower and such Issuing Bank may agree in writing). If any Letter of Credit is issued by any Person other than Wells Fargo Bank, National Association, Amegy Bank National Association, or their respective Affiliates, written notice thereof shall be given to the Administrative Agent designating the applicable Issuing Bank and providing applicable administrative information.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means $5,000,000 as of the Effective Date; provided that, upon written request by the Borrower and the prior written consent of the Administrative Agent and the Issuing Bank, the LC Sublimit may be increased or decreased from time to time; provided further, however, that the LC Sublimit shall not exceed $15,000,000 without the prior written consent of the Required Lenders.

“Lease Adjusted Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) the sum of (x) Indebtedness as of such date plus (y) eight times rental expense for the four fiscal quarters ending on such date to (b) the sum of (x) EBITDA for the four fiscal quarters ending on such date plus (y) rental expense for such four fiscal quarter period, determined in each case on a consolidated basis for Borrower and its Subsidiaries.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate set forth on Page BBAM of the Bloomberg Financial Markets Information Service as the London Interbank Offered Rate (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a loan made pursuant to Section 2.01 as part of a Borrowing and refers to an ABR Loan or an Eurodollar Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Security Documents, the Notice of Entire Agreement, the Contribution Agreement, the Subordination Agreements, all instruments, certificates and agreements now or hereafter executed or delivered to the Administrative Agent or any Lender pursuant to any of the foregoing or in connection with the obligations under this Agreement and the other Loan Documents, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing. The term “Loan Document” as used herein shall not include any Swap Agreement or agreements governing Banking Services.

“Loan Parties” means the Borrower and each of its Subsidiaries and shall also include each Guarantor.

"Loan to Value Ratio" means, as of any date, the ratio of (i) the aggregate Commitments as of such date to (ii) the value of all Mortgaged Property, as determined by the Administrative Agent in accordance with its standard procedures after due review of the most recently delivered Appraisals of the Scheduled Real Property.

"Local Account" means an account into which cash from restaurants of the Borrower and its Subsidiaries is initially deposited, and "Local Accounts" shall mean all such accounts collectively.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and any other Loan Party in an aggregate principal amount exceeding $8,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Swap Agreement were terminated at such time.

“Maturity Date” means September 1, 2017.

“Maximum Loan to Value Ratio” means seventy percent (70%).

“Moody’s” means Moody’s Investors Service, Inc.

"Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Administrative Agent. Concurrently with the execution hereof, the Administrative Agent and the appropriate Loan Parties shall execute a Modification Agreement relating to the Mortgages executed prior to the date hereof acknowledging the extension of the Maturity Date, and counterparts of such Modification Agreement shall be filed in each jurisdiction in which the Mortgages executed prior to the date hereof have been filed.

"Mortgaged Property" means the Scheduled Real Property and the improvements thereto owned by Borrower and its Subsidiaries. In the event that any real property is added as additional Scheduled Real Property, such additional real property shall also become Mortgaged Property. In the event that any Scheduled Real Property ceases to be Scheduled Real Property, such Scheduled Real Property shall cease to be Mortgaged Property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Profit” means, at any date, net income after tax from continuing operations plus asset impairment charges from continuing operations, determined in accordance with GAAP.

"Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out of pocket expenses paid by the Borrower or any of its Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries, and the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower).

“Notes” shall have the meaning assigned to such term in Section 2.02(a) hereof.

“Notice of Entire Agreement” means a notice of entire agreement executed by the Borrower each other Loan Party and the Administrative Agent, as the same may from time to time be amended, modified, supplemented or restated.

“Obligations” means, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Loans outstanding hereunder, plus (ii) the aggregate amount of the LC Exposure, plus (iii) all other liabilities, obligations and indebtedness under any Loan Document of the Borrower or any other Loan Party, including, but not limited to, amounts accruing subsequent to the filing of any bankruptcy receivership, insolvency or like petition, whether or not allowed in connection with such bankruptcy, receivership, insolvency or like proceeding, plus (iv) any obligations of Borrower (whether now existing or hereafter arising) under any Swap Agreement entered into with any Lender (or an Affiliate of any Lender) or agreements governing Banking Services entered into with any Lender (or an Affiliate of any Lender).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)     Liens imposed by law for taxes, assessments, or other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.05;

(b)     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c)     pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower or any of its Subsidiaries;

(d)     deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)     judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article VII;

(f)     rights of set-off of banks or lenders in the ordinary course of banking arrangements; and

(g)     easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or other Loan Party;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)     investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)     investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender or any other commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)     fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)     money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phantom Amortization” means, for any fiscal quarter, an amount equal to the outstanding principal balance of the Loans as of the close of business on the last day of such fiscal quarter divided by seven (7).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or other Loan Party or any of their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

"Prepayment Event" means any sale, transfer or other disposition by the Borrower or any of its Subsidiaries (including pursuant to a sale and leaseback transaction) of (i) any of the assets listed on Schedule 6.05 attached hereto or (ii) any auction rate securities.

“Prime Rate” means, on any day, the prime rate of Wells Fargo Bank, National Association in effect for that day at the principal offices of Wells Fargo Bank, National Association in Houston, Texas. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Administrative Agent and each Lender disclaims any statement, representation or warranty to the contrary. Administrative Agent, any Lender or Wells Fargo Bank, National Association may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means (a) at any time when there are more than two Lenders, Lenders having Revolving Exposures and unused Commitments representing at least 66⅔% of the sum of the total Revolving Exposures and unused Commitments at such time and (b) at any time when there are one or two Lenders, all of the Lenders.

“Restricted Payment” means (i) any payment or prepayment of any Subordinated Debt and (ii) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or other Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or other Loan Party or any option, warrant or other right to acquire any such Equity Interests in the Borrower or other Loan Party. The term “Restricted Payments” as used herein shall include management fees paid to any Person owning any Equity Interests in and to the Borrower or any other Loan Party but shall not include issuances of Equity Interests by the Borrower.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“S&P” means Standard & Poor’s Ratings Group.

“Scheduled Real Property” means the real property described on Schedule 1.01(b) hereto. Schedule 1.01(b) shall be updated from time to time to (i) add additional Scheduled Real Property, as provided for in Section 5.03(c), and (ii) delete any Scheduled Real Property in the event that the Borrower or any of its Subsidiaries sells or otherwise disposes of any real property described on Schedule 1.01(b) and such sale or other disposition is permitted under the terms of this Agreement.

"Security Agreements" means, collectively, (i) the Security Agreement dated as of November 9, 2009 executed by Borrower securing, among other obligations, the Obligations, (ii) Security Agreement dated as of November 9, 2009 executed by LUBY’S HOLDINGS, INC., a Delaware corporation, LUBY’S LIMITED PARTNER, INC., a Delaware corporation, LUBCO, INC., a Delaware corporation, LUBY’S MANAGEMENT, INC., a Delaware corporation, LUBY’S BEVCO, INC., a Texas corporation, and LUBY’S FUDDRUCKERS RESTAURANTS, LLC, a Texas limited liability company (successor in interest to LUBY’S RESTAURANTS LIMITED PARTNERSHIP, a Texas limited partnership), in favor of the Administrative Agent (and joined in by FUDDRUCKERS TULSA, LLC, a Texas limited liability company, R. WES, INC., a Texas corporation, FUDDRUCKERS OF ANNAPOLIS, LLC, a Maryland limited liability company, FUDDRUCKERS OF HOWARD COUNTY, LLC, a Maryland limited liability company, PARADISE CHEESEBURGERS, LLC, a Texas limited liability company, PARADISE RESTAURANT GROUP, LLC, a Delaware limited liability company, CHEESEBURGER OF NEWARK, LLC, a Delaware limited liability company, CHEESEBURGER OF FORT MEYERS, LLC, a Florida limited liability company, CHEESEBURGER OF SANDESTIN, LLC, a Florida limited liability company, CHEESEBURGER OF DOWNERS GROVE, LLC, an Illinois limited liability company, CHEESEBURGER OF ALGONQUIN, LLC, an Illinois limited liability company, CHEESEBURGER OF EVANSVILLE, LLC, an Indiana liability company, CHEESEBURGER OF FISHERS, LLC, an Indiana limited liability company, CHEESEBURGER OF SOUTHPORT, LLC, an Indiana limited liability company, CHEESEBURGER OF TERRE HAUTE, LLC, an Indiana limited liability company, CHEESEBURGER OF KANSAS CITY, LLC, a Kansas limited liability company, CHEESEBURGER OF PASADENA, LLC, a Maryland limited liability company, CHEESEBURGER OF CALIFORNIA, LLC, a Maryland limited liability company, CHEESEBURGER IN PARADISE OF ANNE ARUNDEL COUNTY, INC., a Maryland corporation, CHEESEBURGER IN PARADISE OF ST. MARY’S COUNTY, LLC, a Maryland limited liability company, CHEESEBURGER OF STERLING HEIGHTS, LLC, a Michigan limited liability company, HIGH TIDES OF OMAHA, LLC, a Nebraska limited liability company, a Nebraska limited liability company, CHEESEBURGER OF SEACAUCUS, LLC, a New Jersey limited liability company, CHEESEBURGER OF WALLKILL, LLC, a New York limited liability company, CHEESEBURGER OF HILLIARD, LLC, a Ohio limited liability company, CHEESEBURGER OF MYRTLE BEACH, LLC, a South Carolina limited liability company, CHEESEBURGER OF FREDERICKSBURG, LLC, a Virginia limited liability company, CHEESEBURGER OF NEWPORT NEWS, LLC, a Virginia limited liability company, CHEESEBURGER OF VIRGINIA BEACH, LLC, a Virginia limited liability company, CHEESEBURGER OF WOODBRIDGE, LLC, a Virginia limited liability company, CHEESEBURGER OF MIDDLETON, LLC, a Wisconsin limited liability company by separate Joinder Agreements), securing, among other obligations, the Obligations, and (iii) any and all security agreements hereafter securing all or any part of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

"Security Documents" means, collectively, the Mortgages, the Security Agreements and any and all other agreements, instruments and financing statements now or hereafter executed and delivered as security for, among other obligations, the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means all Indebtedness of a Person which has been subordinated on terms and conditions satisfactory to the Required Lenders, in their sole discretion, to all of the Obligations, whether now existing or hereafter incurred. Indebtedness shall not be considered as “Subordinated Debt” unless and until the Administrative Agent shall have received copies of the documentation evidencing or relating to such Indebtedness together with a subordination agreement, in form and substance satisfactory to the Required Lenders, duly executed by the holder or holders of such Indebtedness and evidencing the terms and conditions of the required subordination.

“Subordinated Debt Documents” means any indenture or note under which any Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing any Subordinated Debt or providing for any Guarantee or other right in respect thereof.

“Subordination Agreements” means (i) any subordination agreements now or hereafter executed in favor the Lenders with respect to any of the Subordinated Debt, and (ii) all amendments modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Leverage Ratio” means, as of any day, the ratio of (a) Indebtedness as of such date to (b) EBITDA for the four fiscal quarters most recently ended, determined in each case on a consolidated basis for the Borrower and its Subsidiaries.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by each Loan Party of each other document and instrument required to satisfy the conditions precedent to the initial Loan hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of Texas.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, Accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02 Loans and Borrowings.

(a)     Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Loans made by each Lender shall be evidenced by a single Note of the Borrower (each, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, a “Note,” collectively, the “Notes”) in substantially the form of Exhibit C payable to the order of such Lender in a principal amount equal to the applicable Commitment of such Lender and otherwise duly completed. Each Lender is hereby authorized by the Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Note of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Lender to the Borrower hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Lender, provided that any failure by such Lender to make any such endorsement shall not affect the obligations of the Borrower under such Note or hereunder in respect of such Loan.

(b)     Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)     At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of $200,000 or an integral multiple of $100,000 in excess thereof. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $200,000 or an integral multiple of $100,000 in excess thereof; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

(d)     Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings.   To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., Houston, Texas time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)     the aggregate amount of such Borrowing;

(ii)     the date of such Borrowing, which shall be a Business Day;

(iii)     whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)     in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)     the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Letters of Credit.

(a)     General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed The LC Sublimit and (ii) the total Revolving Exposures shall not exceed the total Commitments.

(c)     Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)     Participations. By the issuance of a Letter of Credit by an Issuing Bank or an amendment to a Letter of Credit increasing the amount thereof (or in the case of the Existing Letters of Credit, on the Effective Date), and without any further action on the part of such Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)     Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with this Agreement that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)     Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)     Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)     Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)     Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)     Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clauses (h) or (i) of Article VII. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.09(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse an Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 66⅔% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.09(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.09(b) and no Default shall have occurred and be continuing.

SECTION 2.05 Funding of Borrowings.

(a)     Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06 Interest Elections.

(a)     Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)      To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)     Each telephonic and written Interest Election Request shall specify the following information:

(i)     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)     if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)     If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07 Termination, Reduction and Increase of Commitments.

(a)     Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)     The Borrower may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitments shall be in an amount equal to $1,000,000 or an integral multiple of $500,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the Revolving Exposures would exceed the total Commitments.

(c)     The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)     At any time prior to the expiration of the Revolving Availability Period, and so long as no Default or Event of Default shall have occurred which is continuing, the Borrower may elect to increase the aggregate of the Commitments to an amount not exceeding $90,000,000 minus any reductions in the Commitments pursuant to Section 2.07(b) hereof, provided that (i) the Borrower shall give at least fifteen (15) Business Days’ prior written notice of such increase to the Administrative Agent and each existing Lender, (ii) each existing Lender shall have the right (but not the obligation) to subscribe to its pro rata share of the proposed increase in the Commitments by giving written notice of such election to the Borrower and the Administrative Agent within ten (10) Business Days after receipt of a notice from the Borrower as above described and only if an existing Lender does not exercise such election may the Borrower elect to add a new Lender, (iii) no Lender shall be required to increase its Commitment unless it shall have expressly agreed to such increase in writing (but otherwise, no notice to or consent by any Lender shall be required, notwithstanding anything to the contrary set forth in Section 9.02 hereof), (iv) the addition of new Lenders shall be subject to the terms and provisions of Section 9.04 hereof as if such new Lenders were acquiring an interest in the Loans by assignment from an existing Lenders (to the extent applicable, i.e. required approvals, minimum amounts and the like), (v) the Borrower shall execute and deliver such additional or replacement Notes and such other documentation (including evidence of proper authorization) as may be reasonably requested by the Administrative Agent, any new Lender or any Lender which is increasing its Commitment, (vi) no Lender shall have any right to decrease its Commitment as a result of such increase of the aggregate amount of the Commitments, (vii) the Administrative Agent shall have no obligation to arrange, find or locate any Lender or new bank or financial institution to participate in any unsubscribed portion of such increase in the aggregate committed amount of the Commitments, and (viii) such option to increase the Commitments may only be exercised once. The Borrowers shall be required to pay (or to reimburse each applicable Lender for) any breakage costs incurred by any Lender in connection with the need to reallocate existing Loans among the Lenders following any increase in the Commitments pursuant to this provision. Any increase of the Commitments pursuant to this Section 2.07(d) shall be subject to receipt by the Administrative Agent of evidence satisfactory to the Administrative Agent regarding compliance with Section 5.03(c) hereof.

SECTION 2.08 Repayment of Loans; Evidence of Debt.

(a)     The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)     The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)     The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.09 Prepayment of Loans.

(a)     The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)     In the event and on such occasion that the sum of the Revolving Exposures exceeds the total Commitments, the Borrower shall prepay Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.04(j)) in an aggregate amount equal to such excess.

(c)     In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Borrowings in an aggregate amount equal to 100% of such Net Proceeds in the case of a Prepayment Event with respect to any real property that is listed on Schedule 6.05 attached hereto. To the extent such prepayment would result in the payment of breakage costs hereunder, at the election of the Required Lenders, either (i) such prepayment shall be deferred until the last day of the applicable Interest Period or (ii) such breakage costs shall be waived.

(d)     Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this Section.

(e)     The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.

(f)     All Swap Agreements and agreements governing Banking Services between Borrower and any Lender (or any Affiliate of a Lender) are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Obligations, except as otherwise expressly provided in said Swap Agreements, and any payoff statement relating to the Obligations shall not apply to said Swap Agreements except as otherwise expressly provided in such payoff statement.

SECTION 2.10 Fees.

(a)     The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing such commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender.

(b)     The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure (provided, however, that in no event shall such participation fees for any single Letter of Credit be less than $500) and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 1/8% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)     On the Effective Date, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of the Lenders, a fee in the amount of $175,000.

(d)     All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.11 Interest.

(a)     The Loans comprising each ABR Borrowing shall bear interest at the lesser of (i) the sum of the Alternate Base Rate plus the Applicable Rate or (ii) the Ceiling Rate.

(b)     The Loans comprising each Eurodollar Borrowing shall bear interest at the lesser of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate or (ii) the Ceiling Rate.

(c)     Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the lesser of (i) the Ceiling Rate or (ii) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)     Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)     All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)     the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.13 Increased Costs.

(a)     If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)     impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)     If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)     A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraphs (a) or (b) of this Section shall be delivered to the Borrower, demonstrating in reasonable detail the calculation of the amounts, and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive and if such Lender or such Issuing Bank, as the case may be, notifies the Borrower of such Change of Law within 90 days after the adoption, enactment or similar act with respect to such Change of Law, then the 90-day period referred to above shall be extended to include the period from the effective date of such Change of Law to the date of such notice.

SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, demonstrating in reasonable detail the calculation of the amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15 Taxes.

(a)     Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)     In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)     The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, demonstrating in reasonable detail the calculation of the amounts, shall be conclusive absent manifest error.

(d)     As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)     Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)     The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Houston, Texas time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1700 Lincoln Ave., MAC C7300-034, Denver, Colorado 80203, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)     If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any other Loan Party or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Lender agrees that it will not exercise any right of setoff or counterclaim or otherwise obtain payment in respect of any Obligation owed to it other than principal of and interest accruing on the Loans and participations in the LC Disbursements, unless all of the outstanding principal of and accrued interest on the Loans and LC Disbursements have been paid in full. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. If the Borrower has not in fact made such payment when due, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)     If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.17 Mitigation Obligations; Replacement of Lenders.

(a)     If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i)such assignor Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18 Defaulting Lender.

(a)     Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Loan or (y) notifies either the Administrative Agent or the Borrower that such Lender does not intend to make available its portion of any Loan (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section while such Lender Default remains in effect.

(b)      Advances shall be incurred pro rata from Lenders which are not Defaulting Lenders (the “Non-Defaulting Lenders”) based on their respective Commitments) and no Commitment of any Lender or any pro rata share of any Loans required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Loans shall be applied to reduce the applicable Loans of each Lender pro rata based on the aggregate of the outstanding Loans of that type of all Lenders at the time of such application; provided that such amount shall not be applied to any Loans of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment of all Loans then outstanding.

(c)     A Defaulting Lender shall not be entitled to give instructions to the Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders,” a Defaulting Lender shall be deemed not to be a Lender and not to have Loans outstanding.

(d)     Other than as expressly set forth in this Section, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Borrower, the Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)     In the event a Defaulting Lender retroactively cures to the satisfaction of the Administrative Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement and the other Loan Documents.

ARTICLE III
Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Borrower and the other applicable Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other applicable Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any other Loan Party or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any other Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any other Loan Party, except Liens created under the Loan Documents.

SECTION 3.04 Financial Condition. The Borrower has heretofore furnished to the Lenders the Borrower’s consolidated balance sheet and statements of income, stockholders equity and cash flows (1) as of and for the fiscal year ended August 29, 2012 and (2) as of and for the fiscal quarters ended November 21, 2012, February 13, 2013 and May 8, 2013, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (2) above. Since August 29, 2012, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole. After giving effect to the Transactions, none of the Borrower or its Subsidiaries has, as of the Effective Date, any material contingent liabilities or unrealized losses except as evidenced by the Loan Documents.

SECTION 3.05 Properties.

(a)     The Borrower and each other Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)     The Borrower and each other Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and each other Loan Party does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a)     There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any other Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)     Except with respect to any other matters that could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any other Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) knows of any basis for any Environmental Liability or (v) has failed to properly dispose of all “hazardous” and “toxic” substances. No such substances have been released at any site or facility owned or controlled by the Borrower or any other Loan Party which could result in liability exceeding $1,000,000 in the aggregate.

SECTION 3.07 Compliance with Laws and Agreements. The Borrower and each other Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. Neither the Borrower nor any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. The Borrower and each other Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Loan Party, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each of such cases so as to cause a Material Adverse Effect.

SECTION 3.11 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any other Loan Party is subject, the breach or non-compliance of which could reasonably be expected to result in a Material Adverse Effect, and has disclosed to the Lenders all other matters known to any of them, that could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided, however, that the Borrower makes no representation or warranty as to the accuracy of any projections.

SECTION 3.12 Subsidiaries. As of the date of this Agreement, the Borrower has no Subsidiaries other than as set forth on Schedule 3.12 hereto. As of the date of this Agreement, the Borrower owns, directly or indirectly, all of the outstanding Equity Interests in and to each Subsidiary listed on Schedule 3.12 hereto and such Equity Interests constitute 100% of the issued and outstanding Equity Interest of each such Subsidiary.

SECTION 3.13 Insurance. As of the Effective Date, all premiums due in respect of all insurance maintained by the Borrower and each other Loan Party have been paid.

SECTION 3.14 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any other Loan Party pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the other Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violation could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any other Loan Party, or for which any claim may be made against the Borrower or any other Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such other Loan Party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any other Loan Party is bound.

SECTION 3.15 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16 Material Property Subject to Security Documents. The Collateral constitutes all of the Scheduled Real Property and all of the material personal property owned by Borrower or any of its Subsidiaries (other than Excluded Assets).

ARTICLE IV
Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)     The Administrative Agent (or its counsel) shall have received from each party hereto either (i) counterparts of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed counterparts of this Agreement.

(b)     The Administrative Agent (or its counsel) shall have received from Borrower an original of each Note signed on behalf of Borrower.

(c)     The Administrative Agent (or its counsel) shall have received from Borrower and from each other party to the Loan Documents (other than the Notes and the Mortgages) either (i) counterparts of each applicable Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the applicable Loan Document) that such party has signed counterparts of such Loan Document.

(d)     The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.

(e)     The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(f)     The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an appropriate officer or other responsible party acceptable to Administrative Agent on behalf of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g)     The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(h)     The Administrative Agent shall have received each of the following:

(i)     to the extent applicable, certificates representing all of the outstanding Equity Interests in each Subsidiary of Borrower as of the Effective Date (other than Equity Interests included in the Excluded Assets) and powers of attorney, endorsed in blank, with respect to such certificates;

(ii)     all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents;

(iii)     the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in such jurisdictions as the Administrative Agent may require and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released; and

(v)     evidence reasonably satisfactory to Lender that none of the Mortgaged Property lies in an area requiring special notices of flood hazard issues or the purchase of flood hazard insurance.

(i)     The Administrative Agent and the Lenders shall have received evidence that the insurance required by Section 5.07 is in effect and that the insurance required by the Security Documents is in effect.

(j)     The Administrative Agent shall have received, and shall be satisfied with the results of, an environmental report prepared by a consultant acceptable to the Administrative Agent with respect to any Environmental Liabilities that may be attributable to such properties or operations as have been specified by the Administrative Agent for review.

(k)     The Administrative Agent shall have received Appraisals of real property owned by the Loan Parties covered by a Mortgage reflecting appraised values which, when added to the appraised values of the real property currently covered by a Mortgage, would cause the Loan to Value Ratio to be less than or equal to the Maximum Loan to Value Ratio.

(l)     The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the existing title insurance policies relating to the Mortgages executed prior to the date hereof shall remain in full force and effect, including such endorsements as the Administrative Agent may reasonably require (to the extent available).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing which is merely a conversion or continuation of existing Loans), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)     The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and there shall have occurred no event which would be reasonably likely to have a Material Adverse Effect.

Each Borrowing (other than a Borrowing which is merely a conversion or continuation of existing Loans) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)     within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)     within 45 days after the end of each fiscal quarter (excluding the last fiscal quarter) of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)     concurrently with any delivery of financial statements under clauses (a) or (b) above, a certificate of a Financial Officer of the Borrower, in the form of Exhibit B hereto, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 5.13 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)     within sixty (60) days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget and including detailed break-outs for each fiscal month) and, promptly when available, any significant revisions of such budget;

(e)     concurrently with any delivery of financial statements under clauses (a) or (b) above, a management discussion and analysis; and

(f)     within twenty (20) days after the end of each calendar month, a report of same store sales results and such other information regarding the real property of the Borrower and its Subsidiaries as Administrative Agent or any Lender may from time to time reasonably require; and

(g)     promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any other Loan Party, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a)     the occurrence of any Default;

(b)     the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)     any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding the Borrower.

(a)     The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s jurisdiction of organization, corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)     After the Effective Date, Borrower will notify the Administrative Agent in writing promptly upon Borrower’s or any of its Subsidiaries’ acquisition or ownership of any personal property (other than Excluded Assets) not already covered by the Security Documents (such acquisition or ownership being herein called an “Additional Personal Collateral Event” and the personal property so acquired or owned being herein called “Additional Personal Collateral”). As soon as practicable and in any event within forty-five (45) days after an Additional Personal Collateral Event, Borrower shall (i) execute and deliver or cause to be executed and delivered Security Documents, in form and substance reasonably satisfactory to Administrative Agent, in favor of Administrative Agent and duly executed by Borrower or the applicable Subsidiary, covering and affecting and granting a first-priority Lien upon the applicable Additional Personal Collateral, and such other documents (including, without limitation, all items required by Administrative Agent in connection with the Security Documents executed prior to the initial Loans being made hereunder, such as certificates and legal opinions, all in form and substance reasonably satisfactory to Administrative Agent) as may be required by Administrative Agent in connection with the execution and delivery of such Security Documents and (ii) deliver or cause to be delivered by Subsidiaries of Borrower such other documents or certificates consistent with the terms of this Agreement and relating to the transactions contemplated hereby as Administrative Agent may reasonably request.

(c)     In the event that (i) either (x) an Appraisal has been provided pursuant to Section 5.14 of this Agreement or (y) any Mortgaged Property is sold pursuant to Section 6.05 of this Agreement or (z) the Borrower shall elect to increase the Commitments pursuant to Section 2.07(d) hereof, and (ii) the Loan to Value Ratio exceeds the Maximum Loan to Value Ratio (such event being herein called an "Additional Real Collateral Event"), as soon as practicable and in any event within forty-five (45) days after an Additional Real Collateral Event, Borrower shall (1) execute and deliver or cause to be executed and delivered a Mortgage or Mortgages, in form and substance reasonably satisfactory to Administrative Agent, in favor of Administrative Agent and duly executed by Borrower or the applicable Subsidiary, covering and affecting and granting a first-priority Lien upon real property with an Appraisal value that is in an amount sufficient to cause the Loan to Value Ratio to not exceed the Maximum Loan to Value Ratio (the real property covered by the Mortgage or Mortgages created pursuant to this Section 5.03(c) being herein called the "Additional Real Collateral"), and such other documents (including, without limitation, surveys, environmental assessments, certificates and legal opinions, all in form and substance reasonably satisfactory to Administrative Agent) as may be required by Administrative Agent in connection with the execution and delivery of such Mortgage or Mortgages, (2) deliver or cause to be delivered by Subsidiaries of Borrower such other documents or certificates consistent with the terms of this Agreement and relating to the transactions contemplated hereby as Administrative Agent may reasonably request, (3) to the extent required by Administrative Agent, cause a title insurance underwriter satisfactory to Administrative Agent to issue to Administrative Agent a mortgage policy of title insurance, in form and substance satisfactory to Administrative Agent, insuring the first-priority Lien of the applicable Mortgage in such amount as is satisfactory to Administrative Agent and (4) deliver or cause to be delivered by Subsidiaries of Borrower evidence reasonably satisfactory to the Administrative Agent that such Additional Real Property lies in an area requiring special notices of flood hazard issues or the purchase of flood hazard insurance. The Additional Real Collateral shall become Mortgaged Property and Scheduled Real Property for purposes of this Agreement. The real property that constitutes Additional Real Collateral shall be selected at the Borrower's discretion and shall be satisfactory to the Required Lenders.

SECTION 5.04 Existence; Conduct of Business. The Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale, transfer or disposition permitted under Section 6.05.

SECTION 5.05 Payment of Obligations. The Borrower will, and will cause each other Loan Party to, pay its Indebtedness and other obligations, including liabilities for Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties. The Borrower will, and will cause each other Loan Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07 Insurance. The Borrower will, and will cause each other Loan Party to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. Unless required by applicable laws, neither the Borrower nor any Loan Party shall be required to maintain worker’s compensation insurance so long as the Borrower or such Loan Party maintains non-subscriber employer’s liability insurance in such amounts (with no greater risk retention) as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Lenders, upon request of the Administrative Agent or any Lender, information in reasonable detail as to the insurance so maintained. In addition, upon reasonable request by the Administrative Agent (but, so long as no Event of Default has occurred which is continuing, not more frequently than once in any fiscal year), the Borrower will provide to the Administrative Agent a report by an independent insurance consultant reasonably acceptable to the Administrative Agent regarding the compliance by the Borrower and the other Loan Parties with the provisions of this Section.

SECTION 5.08 Casualty and Condemnation. The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.09 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or by any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.10 Compliance with Laws. The Borrower will, and will cause each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11 Use of Proceeds and Letters of Credit. The Letters of Credit and the proceeds of the Loans will be used only for general corporate purposes and for general working capital purposes, which may include refinancing existing Indebtedness and costs associated with acquisitions permitted hereunder. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.12 Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13 Financial Covenants. The Borrower will have and maintain:

(a)     Debt Service Coverage Ratio – a Debt Service Coverage Ratio of not less than 2.50 to 1.00 at all times.

(b)     Net Profit – Two Consecutive Quarters – minimum Net Profit of not less than $1.00 for at least one of any two consecutive fiscal quarters.

(c)     Net Profit – Four Consecutive Quarters – minimum Net Profit of not less than $1.00 for any period of four consecutive fiscal quarters.

(d)     Lease Adjusted Leverage Ratio – a Lease Adjusted Leverage Ratio of not more than 4.25 to 1.00 at all times.

SECTION 5.14 Appraisals. Borrower shall provide Appraisals of the Mortgaged Property to the Administrative Agent upon request by the Administrative Agent (but not more frequently than once in any period of twelve months unless an Event of Default has occurred and is continuing). The Borrower shall pay all costs and expenses incurred in obtaining any Appraisals required hereunder.

SECTION 5.15 Deposit Concentration Accounts. Borrower shall, and shall cause each of its Subsidiaries to, maintain their Deposit Concentration Accounts with a Lender.

ARTICLE VI
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a)     The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Indebtedness, except (subject, in each case, to the terms and provisions of Section 5.12):

(i)     Indebtedness created under the Loan Documents;

(ii)     Indebtedness of the Borrower owing to any of its wholly-owned Subsidiaries and Indebtedness of any of the Borrower’s wholly-owned Subsidiaries owing to the Borrower or any of its other wholly-owned Subsidiaries;

(iii)     Guarantees by the Borrower or any of the Borrower’s wholly-owned Subsidiaries of Indebtedness of the Borrower or any of its other wholly-owned Subsidiaries to the extent such Indebtedness is otherwise permitted hereunder;

(iv)     “Mark to market” exposure resulting from any Swap Agreement entered into for protection against interest rate risks, and not for speculative purposes;

(v)     purchase money Indebtedness and Capital Lease Obligations;

(vi)     Indebtedness of the Borrower or any of the Borrower’s wholly-owned Subsidiaries incurred in connection with any transaction or series of transactions permitted under the terms and provisions of Section 6.14 (whether pre-existing Indebtedness owed by any Person acquired by the Borrower or any of its wholly-owned Subsidiaries or Indebtedness incurred in contemplation of such acquisition);

(vii)     other indebtedness in an aggregate principal amount not exceeding $2,000,000 at any one time outstanding; and

(viii)     extensions, renewals and replacements of any of the foregoing that do not increase the outstanding principal amount thereof.

(b)     The Borrower will not, nor will it permit any other Loan Party to, issue any preferred stock or other preferred Equity Interests after the Effective Date, other than preferred stock or preferred Equity Interests issued by a wholly-owned Subsidiary of the Borrower to the Borrower or to another wholly-owned Subsidiary of the Borrower pursuant to any merger permitted by Section 6.03.

SECTION 6.02 Liens. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)     Liens created under the Loan Documents and Liens securing obligations owed to one or more of the Lenders or Affiliates thereof (but not to any Person which is not, at the time such obligations are incurred, a Lender or an Affiliate thereof) under a Swap Agreement or under an agreement governing Banking Services;

(ii)     Liens listed on Schedule 6.02 attached hereto and any renewals, replacements or extensions thereof;

(iii)     Liens created pursuant to Capital Lease Obligations or purchase money Indebtedness permitted under Section 6.01(a)(v); provided that such Liens are only in respect of the property or assets subject to, and secure only, the respective Capital Lease Obligations or purchase money Indebtedness;

(iv)     any Lien securing Indebtedness permitted under Section 6.01(a)(vi) hereof existing on any property or asset of the acquired Person; provided that (x) such Lien is not created in contemplation of or in connection with such acquisition, (y) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(v)     in addition to and cumulative of the Liens permitted under the other provisions of this Section, Liens securing Indebtedness not exceeding, in the aggregate at any one time outstanding, $10,000,000; and

(vi)     Permitted Encumbrances.

SECTION 6.03 Fundamental Changes.

(a)     The Borrower will not, nor will it permit any other Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, other than in connection with acquisitions permitted under Section 6.14 hereof, except that, so long as no Default or Event of Default exists or would occur after giving effect thereto any Subsidiary of the Borrower may merge with or into any other wholly-owned Subsidiary of the Borrower or into the Borrower (except that if the Borrower is a party to any such merger, the Borrower must be the survivor).

(b)     The Borrower will not, and will not permit any other Loan Party to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the other Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04 Investments, Loans, Advances and Guarantees. The Borrower will not, and will not permit any other Loan Party to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary of the Borrower prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, except:

(a)     Permitted Investments;

(b)     loans or advances made by the Borrower to any of the Borrower’s wholly-owned Subsidiaries and loans or advances made by any of the Borrower’s wholly-owned Subsidiaries to the Borrower or any of its other wholly-owned Subsidiaries;

(c)     loans or advances by the Borrower or any of its Subsidiaries to their respective employees in the ordinary course of business, not to exceed $500,000 in the aggregate at any one time outstanding;

(d)     Accounts receivable owned by the Borrower or any of its Subsidiaries, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(e)     Guarantees constituting Indebtedness permitted by Section 6.01;

(f)     creation of additional Subsidiaries in compliance with Section 6.12;

(g)     trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(h)     Capital Expenditures made by the Borrower and its Subsidiaries in connection with their respective businesses;

(i)     investments under Swap Agreements permitted by Section 6.07;

(j)     acquisitions permitted by Section 6.14;

(k)     acquisition of loans which are fully guaranteed by the Borrower or any of its Subsidiaries (to the extent such guaranties are permitted under this Agreement);

(l)     investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent Accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(m)     other investments, loans or advances not otherwise permitted by this Section 6.04 not to exceed $10,000,000 in the aggregate at any one time outstanding.

SECTION 6.05 Asset Sales. The Borrower will not, and will not permit any other Loan Party to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)     sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

(b)     sales, transfers and dispositions by the Borrower to any of its wholly-owned Subsidiaries or by any wholly-owned Subsidiary of the Borrower to the Borrower or any other wholly-owned Subsidiary of the Borrower;

(c)     sales, transfers, leases and dispositions by the Borrower or any of its Subsidiaries of the assets listed on Schedule 6.05 attached hereto;

(d)     other sales, transfers, leases and dispositions by the Borrower or any of its Subsidiaries (other than a lease of any Mortgaged Property or a conveyance of less than all of the Equity Interests in and to any Subsidiary owned by the Borrower or any of its Subsidiaries) which do not exceed, in any fiscal year, eight percent (8%) of the net book value of the assets of the Borrower (on a consolidated basis) as of the last day of the immediately preceding fiscal year;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made to unaffiliated third parties for fair value and, except for sellers’ notes not exceeding twenty percent (20%) of the sales price and which constitute investments permitted under Section 6.04 hereof, solely for cash consideration.

SECTION 6.06 Sale and Leaseback Transactions. Except as permitted under the provisions of Sections 6.05 and 6.14, the Borrower will not, and will not permit any other Loan Party to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 6.07 Swap Agreements. The Borrower will not, and will not permit any other Loan Party to, enter into any Swap Agreement except as approved (excluding any pricing terms in connection with any Swap Agreement offered by a Lender) by Administrative Agent (such approval not to be unreasonably withheld or delayed).

SECTION 6.08 Restricted Payments. The Borrower will not, nor will it permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so. Notwithstanding the foregoing, at any time (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may declare and pay such payments or prepayments of Subordinated Debt as may be permitted under the terms and provisions of any applicable Subordination Agreement, and (iv) the Borrower may pay management fees to advisors and consultants. Without limiting the foregoing, the Borrower may declare and pay any Restricted Payments so long as (x) there are no Loans outstanding at the time of (and after giving effect to) the proposed Restricted Payments, (y) no Default or Event of Default has occurred which is continuing (or would reasonably be expected to arise by reason of the proposed Restricted Payments) and (z) the Borrower exceeds $5,000,000 in net profit after tax (excluding other comprehensive income and goodwill impairment), determined in accordance with GAAP, at each fiscal year end of the Borrower preceding the proposed Restricted Payments.

SECTION 6.09 Transactions with Affiliates. The Borrower will not, nor will it permit any other Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such other Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Loan Party not involving any other Affiliate, (c) transactions described on Schedule 6.09 attached hereto, and (d) any Restricted Payment permitted by Section 6.08.

SECTION 6.10 Restrictive Agreements. The Borrower will not, nor will it permit any other Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any other Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of the Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the Borrower; provided that the foregoing shall not apply to (x) restrictions and conditions imposed by law, by any Loan Document or (y) the terms or provisions of any document or agreement evidencing Indebtedness permitted under Section 6.01(a)(v) hereof which restrict the creation or incurrence of Liens upon any assets securing such Indebtedness or evidencing Indebtedness permitted under Section 6.01(a)(vi) hereof which restrict the creation or incurrence of Liens upon any assets owned by the applicable Subsidiary which is acquired.

SECTION 6.11 Amendment of Material Documents. The Borrower will not, nor will it permit any other Loan Party to, amend, modify or waive any of its rights under (a) any Subordinated Debt Document except as permitted pursuant to the applicable subordination provisions set forth in such Subordinated Debt Document or as permitted in any related intercreditor agreement, or (b) its organizational documents in any manner materially adverse to the Lenders.

SECTION 6.12 Additional Subsidiaries. The Borrower will not, and will not permit any other Loan Party to, form or acquire any Subsidiary after the Effective Date except that the Borrower or any of its Subsidiaries may form, create or acquire a Subsidiary so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default; (b) such Subsidiary (and, where applicable, the Borrower) shall execute and deliver a Guaranty (or, at the option of Administrative Agent, a joinder to the Guaranty executed concurrently herewith) and such Security Documents as the Administrative Agent may reasonably require to effectuate the provisions of this Agreement regarding Collateral to be covered by the Security Documents, (c) such Subsidiary shall be wholly-owned by the Borrower (directly or indirectly) except as permitted under Section 6.14, and (d) Administrative Agent is given at least fifteen (15) Business Days’ prior notice of such formation, creation or acquisition.

SECTION 6.13 Intentionally Left Blank.

SECTION 6.14 Acquisitions. The Borrower will not, and will not permit any other Loan Party to, enter into any transaction or series of transactions for the purposes of acquiring all or a substantial portion of the assets, property and/or Equity Interests in and to any Person other than the acquisition by the Borrower or any Loan Party of Equity Interests in and to (which may be way of a merger with and into the Borrower or another Loan Party so long as the Borrower or the applicable Loan Party is the surviving entity), or all or a substantial portion of the assets, property and/or operations of, any Person provided that

(a)     Aggregate consideration paid by the Loan Parties in connection with all acquisitions occurring in any fiscal year of the Borrower shall not exceed $10,000,000 and aggregate consideration paid by the Loan Parties in connection with all acquisitions occurring on or after August 14, 2013 shall not exceed $25,000,000;

(b)     the Company may acquire less than 100% of the Equity Interests of a Person, but in no event less than 80% except as permitted under Section 6.04;

(c)     no Default or Event of Default shall have occurred and be continuing or, on a pro forma basis, would reasonably be expected to result from such acquisition;

(d)     such acquisition is of a Person in the restaurant business or a reasonably-related business (or of assets used in the restaurant business or a reasonably-related business);

(e)     the Borrower can demonstrate, on a pro forma basis, after giving effect to such acquisition that the Total Leverage Ratio does not exceed 2.50 to 1.00; and

(f)     the Borrower shall have delivered (or caused to be delivered) to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent in connection with such acquisition.

ARTICLE VII
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)     the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)     any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document (other than projections) furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)     the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.03(b), 5.07, 5.11, 5.12, 5.13, 5.14 or 5.15 or in Article VI;

(e)     the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 and such failure shall continue unremedied for a period of 10 days.

(f)      any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a), (b), (d) or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) the Borrower becoming aware of such failure and (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders);

(g)     the Borrower or any other Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and the same shall continue beyond all applicable grace periods;

(h)     any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(i)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any other Loan Party or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)     the Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)     the Borrower or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)     one or more judgments for the payment of money in an aggregate amount in excess of $8,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Borrower or any other Loan Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any other Loan Party to enforce any such judgment;

(m)     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n)     any Lien purported to be created under any Security Document shall cease to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, and the same shall not be fully cured within 30 days after notice thereof to the Borrower by the Administrative Agent, or any Lien purported to be created under any Security Document shall be asserted by any Loan Party not to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(o)     a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clauses (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the consent of the Required Lenders and shall, at the request of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clauses (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII
The Administrative Agent

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, BUT REGARDLESS OF THE PRESENCE OF ORDINARY NEGLIGENCE. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may (and, in the event (i) neither the Administrative Agent nor any Affiliate of the Administrative Agent, as a Lender, has any Revolving Exposure or unused Commitment and (ii) the Required Lenders so request, the Administrative Agent shall) resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX
Miscellaneous

SECTION 9.01 Notices.

(a)     Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)     if to the Borrower, to it at 13111 Northwest Freeway, Suite 600, Houston, Texas 77040, Attention: Michael Racusin, General Counsel (Telecopy: 713-329-6800);

(ii)     if to the Administrative Agent, to Wells Fargo Bank, National Association, 1700 Lincoln Street, Third Floor, MAC C7300-033, Denver, CO 80203, Telecopy No.: 303-863-5533, with a copy to: Wells Fargo Bank, National Association, MAC T0002-032, 1000 Louisiana St., 3rd Floor, Houston, TX 77002, Attention: Missy Collura, Telecopy No.: 713-739-1086;

(iii)     if to Wells Fargo Bank, National Association, in its capacity as an Issuing Bank, to Wells Fargo Bank, National Association, 1700 Lincoln Street, Third Floor, MAC C7300-033, Denver, CO 80203, Telecopy No.: 303-863-5533, with a copy to: Wells Fargo Bank, National Association, MAC T0002-032, 1000 Louisiana St., 3rd Floor, Houston, TX 77002, Attention: Missy Collura, Telecopy No.: 713-739-1086;

(iv)     if to Amegy Bank National Association, in its capacity as an Issuing Bank, to Amegy Bank National Association, 5 Post Oak Park Office, 4400 Post Oak Parkway, Houston, Texas 77027, Attention: Kelly Nash (Telecopy No. 713-561-0083), with a copy to Amegy Bank National Association - Syndicated Finance, 5 Post Oak Park Office, 4400 Post Oak Parkway, Houston, Texas 77027 (facsimile No. 713-571-5413); and

(v)     if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)     If a notice is delivered by telecopy, it shall be promptly confirmed in a writing delivered by one of the other available delivery mechanisms provided above. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments.

(a)     No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)     Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment (including any mandatory prepayment) of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (v) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, and (B) no consent of the Administrative Agent or any Lender shall be required to release any Lien or security interest on any asset or property of the Borrower or any of its Subsidiaries in connection with a sale, transfer or disposition of such asset or property made in compliance with this Agreement.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a)     The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)     The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee, BUT THE PRESENCE OF ORDINARY NEGLIGENCE SHALL NOT AFFECT THE AVAILABILITY OF SUCH INDEMNITY.

(c)     To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraphs (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon (without duplication) its share of the sum of the total Revolving Exposures and unused Commitments at the time.

(d)     To the extent permitted by applicable law, neither the Borrower nor any other Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)     All amounts due under this Section shall be payable not later than three Business Days after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     (i)      Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)     the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)     the Administrative Agent; and

(C)     each Issuing Bank.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and shall not result in the assigning Lender holding Commitments and Loans in an aggregate amount which is less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)     the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)     Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)     The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the other Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii)     A Participant shall not be entitled to receive any greater payment under Sections 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a)     This Agreement shall be construed in accordance with and governed by the law of the State of Texas.

(b)     The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of each court of the State of Texas sitting in Harris County and of the United States District Court of the Southern District of Texas (Houston Division), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)     The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Interest Rate Limitation. The Borrower and the Lenders intend to strictly comply with all applicable federal and Texas laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas). Accordingly, the provisions of this Section shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, using the actuarial method, during the full term of the Notes. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the United States or of any other jurisdiction, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Notes at the Ceiling Rate. The daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Article VII hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section, or be construed to create a contract to pay for the use, forbearance or detention of money at any interest rate in excess of the Ceiling Rate. If the term of any Note is shortened by reason of acceleration or maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

SECTION 9.13 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.14 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.15 Amendment and Restatement. This Agreement amends and restates in its entirety that certain Credit Agreement (the “Original Credit Agreement”) dated as of November 9, 2009 by and among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the other lenders named therein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LUBY’S, INC.,

a Delaware corporation

By:

Christopher J. Pappas,

President and Chief Executive Officer

Tax ID Number: 74-1335253

The undersigned hereby join in this Agreement to evidence their consent to execution by Borrower of this Agreement, to confirm that each Loan Document now or previously executed by the undersigned in connection with the November 9, 2009 credit agreement described in Section 9.15 hereof applies and shall continue to apply to this Agreement, and to acknowledge that without such consent and confirmation, Lenders would not execute this Agreement.

LUBY’S HOLDINGS, INC.,

a Delaware corporation,

LUBY’S LIMITED PARTNER, INC.,

a Delaware corporation,

LUBCO, INC.,

a Delaware corporation,

LUBY’S MANAGEMENT, INC.,

a Delaware corporation,

LUBY’S BEVCO, INC.,

a Texas corporation

LUBY’S FUDDRUCKERS RESTAURANTS, LLC, a Texas limited liability company

FUDDRUCKERS TULSA, LLC,

a Texas limited liability company

R. WES, INC.,

a Texas corporation

FUDDRUCKERS OF ANNAPOLIS, LLC,

a Maryland limited liability company

FUDDRUCKERS OF HOWARD COUNTY,

LLC, a Maryland limited liability company

By:

Christopher J. Pappas,

President and Chief Executive Officer

[Signature Page for Credit Agreement]

PARADISE CHEESEBURGERS, LLC,

a Texas limited liability company

PARADISE RESTAURANT GROUP, LLC,

a Delaware limited liability company

CHEESEBURGER OF NEWARK, LLC,

a Delaware limited liability company

CHEESEBURGER OF FT. MEYERS, LLC,

a Florida limited liability company

CHEESEBURGER OF SANDESTIN, LLC,

a Florida limited liability company

CHEESEBURGER OF DOWNERS GROVE, LLC, an Illinois limited liability company

CHEESEBURGER OF ALGONQUIN, LLC,

an Illinois limited liability company

CHEESEBURGER OF EVANSVILLE, LLC,

an Indiana liability company

CHEESEBURGER OF FISHERS, LLC,

an Indiana limited liability company

CHEESEBURGER OF SOUTHPORT, LLC,

an Indiana limited liability company

CHEESEBURGER OF TERRE HAUTE, LLC,

an Indiana limited liability company

CHEESEBURGER OF KANSAS CITY, LLC,

a Kansas limited liability company

CHEESEBURGER OF PASADENA, LLC,

a Maryland limited liability company

CHEESEBURGER OF CALIFORNIA, LLC,

a Maryland limited liability company

CHEESEBURGER IN PARADISE OF ANNE ARUNDEL COUNTY, INC., a Maryland corporation

CHEESEBURGER IN PARADISE OF ST. MARY’S COUNTY, LLC, a Maryland limited liability company

CHEESEBURGER OF STERLING HEIGHTS, LLC, a Michigan limited liability company

HIGH TIDES OF OMAHA, LLC,

a Nebraska limited liability company

CHEESEBURGER OF SEACAUCUS, LLC,

a New Jersey limited liability company

CHEESEBURGER OF WALLKILL, LLC,

a New York limited liability company

CHEESEBURGER OF HILLIARD, LLC,

a Ohio limited liability company

CHEESEBURGER OF MYRTLE BEACH, LLC, a South Carolina limited liability company

[Signature Page for Credit Agreement]

CHEESEBURGER OF FREDERICKSBURG, LLC, a Virginia limited liability company

CHEESEBURGER OF NEWPORT NEWS, LLC, a Virginia limited liability company

CHEESEBURGER OF VIRGINIA BEACH, LLC, a Virginia limited liability company

CHEESEBURGER OF WOODBRIDGE, LLC,

a Virginia limited liability company

CHEESEBURGER OF MIDDLETON, LLC,

a Wisconsin limited liability company

By:

Peter Tropoli, President

[Signature Page for Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent and as an Issuing Bank

By:

Missy Collura, Vice President

[Signature Page for Credit Agreement]

AMEGY BANK NATIONAL ASSOCIATION,

individually and as an Issuing Bank

By:

Kelly Nash, Vice President

[Signature Page for Credit Agreement]

Schedule 1.01(a)

Existing Letters of Credit

Sidecar Ref	Risk Type	Expiry Date	Issue Date	Beneficiary	FX Amount	Evergreen
000000000002101	PERLC	7/2/2014 12:00:00 AM	5/20/2013 12:00:00 AM	NATIONAL UNION FIRE INSURANCE CO.	$102,000.00	Y
000000000002102	FINLC	7/2/2014 12:00:00 AM	5/20/2013 12:00:00 AM	CONTINENTAL CASUALTY COMPANY	$130,000.00	Y
000000000002103	FINLC	7/2/2014 12:00:00 AM	5/20/2013 12:00:00 AM	CONTINENTAL CASUALTY COMPANY	$36,000.00	Y
000000000002104	FINLC	7/2/2014 12:00:00 AM	5/20/2013 12:00:00 AM	CONTINENTAL CASUALTY COMPANY	$29,000.00	Y
000000000002105	FINLC	7/2/2014 12:00:00 AM	5/20/2013 12:00:00 AM	CONTINENTAL CASUALTY COMPANY	$41,000.00	Y
000000000002106	FINLC	7/2/2014 12:00:00 AM	5/20/2013 12:00:00 AM	CONTINENTAL CASUALTY COMPANY	$22,000.00	Y
000000000002107	FINLC	9/7/2013 12:00:00 AM	5/20/2013 12:00:00 AM	CITY OF PHARR, TEXAS	$44,606.50	N
000000000002108	PERLC	7/2/2014 12:00:00 AM	5/20/2013 12:00:00 AM	TIG INSURANCE COMPANY AND/OR OTHERS	$350,000.00	Y
000000000002109	PERLC	7/2/2014 12:00:00 AM	5/20/2013 12:00:00 AM	LUMBERMENS MUTUAL CASUALTY CO.	$13,000.00	Y
000000000002110	FINLC	11/16/2013 12:00:00 AM	5/20/2013 12:00:00 AM	LIBERTY MUTUAL INSURANCE COMPANY	$215,000.00	Y

Schedule 1.01(b)

Scheduled Real Property

Address	City	County	State	Zip
13817 U.S. Highway 183 North	Austin	Travis	TX	78729
951 North Loop 340	Bellmead	McLennan	TX	76705
8511 Tesoro Drive	San Antonio	Bexar	TX	78217
822 Dixeland Road	Harlingen	Cameron	TX	78552
730 FM 1960 West	Houston	Harris	TX	77090
701 East Expressway 83	Mission	Hidalgo	TX	78572
5901 South Hulen St.	Fort Worth	Tarrant	TX	76132
5471 South Cooper Street	Arlington	Tarrant	TX	76013
4709 Center St.	Deer Park	Harris	TX	77536
3925 South General Bruce Dr.	Temple	Bell	TX	76502
3801 Northeast Loop 820	Fort Worth	Tarrant	TX	76017
3312 Southeast Loop 820	Forest Hill	Tarrant	TX	76140
3301 Gus Thomasson Road	Mesquite	Dallas	TX	75150
2695 Interstate 10 East	Beaumont	Jefferson	TX	77702
2211 Avenue F	Del Rio	Val Verde	TX	78840
2001 Expressway 83 West	Weslaco	Hidalgo	TX	78596
200 IH-35 North	San Marcus	Hays	TX	78666
1600 Nasa Road One	Houston	Harris	TX	77058
1510 South Padre Island Drive	Corpus Christi	Nueces	TX	78411
139 IH 45 North	Huntsville	Walker	TX	77320
13451 Northwest Freeway	Houston	Harris	TX	77040
13400 San Pedro Avenue	San Antonio	Bexar	TX	78216
1201 West Baker Road	Baytown	Harris	TX	77521
1188 Hawkins Boulevard	El Paso	El Paso	TX	79925
11811 West Loop 1604 North	San Antonio	Bexar	TX	78023

108 West Greens Road	Houston	Harris	TX	77067
10575 West Airport Boulevard	Stafford	Fort Bend	TX	77477
1727 Old Spanish Trail	Houston	Harris	TX	77054
19668 Northwest Freeway	Houston	Harris	TX	77065
2730 Fondren Road	Houston	Harris	TX	77063
18206 Blanco Road	San Antonio	Bexar	TX	78258
5307 Walzem Road	Windcrest	Bexar	TX	78239
1410 E. Anderson Lane	Austin	Travis	TX	78752
8176 N. Mopac Expressway	Austin	Travis	TX	78759
485 S. Mason Road	Katy	Harris	TX	77450
7933 Veterans Memorial Drive	Houston	Harris	TX	77088
922 Lake Front Circle	The Woodlands	Montgomery	TX	77380
1200 Bridgewood Drive	Fort Worth	Tarrant	TX	76112
2201 W.Univerity Drive	Edinburg	Hidalgo	TX	78539
944 Southeast Military Drive	San Antonio	Bexar	TX	78214
13455 Midway Road	Dallas	Dallas	TX	75244
710 W. Calton Road	Laredo	Webb	TX	78041
2124 Boca Chica Blvd	Brownsville	Cameron	TX	78521
201 Longmire Rd.	Conroe	Montgomery	TX	77304
801 N.Beckley Rd.	Desoto	Dallas	TX	75115
926 E. Highway 67	Duncanville	Dallas	TX	75137
2506 S. 77 Sunshine Strip	Harlingen	Cameron	TX	78550
11250 Northwest Freeway	Houston	Harris	TX	77092
12405 East Freeway	Houston	Harris	TX	77015
5730 Saratoga Blvd	Corpus Christi	Nueces	TX	78414
11595 Fuqua	Houston	Harris	TX	77034
300 W.Campbell Road	Richardson	Dallas	TX	75080
9251 Floyd Curl Drive	San Antonio	Bexar	TX	78240
7511 FM 1960 West	Houston	Harris	Texas	77064
2040 Nasa Road One	Houston	Harris	Texas	77058
855 Normandy	Houston	Harris	Texas	77015
2475 Kirkwood	Houston	Harris	Texas	77077
2290 Buckthorne Place	The Woodlands	Montgomery	Texas	77380
11950 Kurland	Houston	Harris	Texas	77034
25407 Bell Patina Dr.	Katy	Fort Bend	Texas	77494

SCHEDULE 2.01

Lender	Commitments

Wells Fargo Bank, National Association	$35,000,000
Amegy Bank National Association	$35,000,000

Schedule 3.12

Subsidiaries

Name of Entity	Type of Entity	Taxpayer ID No.	Organizational No.
Luby’s Holdings, Inc.	Delaware corporation	74-2804009	2680297
Luby’s Limited Partner, Inc.	Delaware corporation	51-0378641	2680301
Lubco, Inc.	Delaware corporation	51-0378640	2680299
Luby’s Management, Inc.	Delaware corporation	74-2802655	2680302
Luby’s Fuddruckers Restaurants, LLC	Texas limited liability	74-2802656	801292153
Luby’s Bevco, Inc.	Texas corporation	74-2874452	148561500
Fuddruckers Tulsa, LLC	Texas limited liability	45-2478068	801429633
R. Wes, Inc.	Texas corporation	04-3055337	111523900
Fuddruckers of Annapolis, LLC	Maryland limited liability	61-1640141	W13698337
Fuddruckers of Howard County, LLC	Maryland limited liability	81-0551955	W06455620
Paradise Cheeseburgers, LLC	Texas limited liability	80-0874600	801686273
Paradise Restaurant Group, LLC	Delaware limited liability	27-0390701	4695735
Cheeseburger of Algonquin, LLC	Illinois limited liability	27-0395326	2819473
Cheeseburger of California, LLC	Maryland limited liability	27-0394672	W13092143

Cheeseburger in Paradise of St. Mary's County, LLC	Maryland limited liability	55-0867034	W10870236
Cheeseburger of Downers Grove, LLC	Illinois limited liability	27-0395288	2821907
Cheeseburger of Evansville, LLC	Indiana limited liability	27-0394260	2009061100210
Cheeseburger of Fishers, LLC	Indiana limited liability	27-0394217	2009061100195
Cheeseburger of Fredericksburg, LLC	Virginia limited liability	27-0393284	S2944421
Cheeseburger of Ft. Meyers, LLC	Florida limited liability	27-0395037	L09000055331
Cheeseburger of Hilliard, LLC	Ohio limited liability	27-0395477	1863149
Cheeseburger of Kansas City, LLC	Kansas limited liability	27-0393935	4319703
Cheeseburger of Middleton, LLC	Wisconsin limited liability	27-0394956	C074563
Cheeseburger of Myrtle Beach, LLC	South Carolina limited liability	27-0394712	N/A
Cheeseburger of Newark, LLC	Delaware limited liability	27-0391808	4695790
Cheeseburger of Newport News, LLC	Virginia limited liability	27-0393451	S2944439
High Tides of Omaha, LLC	Nebraska limited liability	27-0458660	10124366
Cheeseburger of Pasadena, LLC	Maryland limited liability	27-0394626	10124366
Cheeseburger in Paradise of Anne Arundel County, Inc.	Maryland corporation	11-3760023	D07939275
Cheeseburger of Sandestin, LLC	Florida limited liability	27-0395066	L09000055740
Cheeseburger of Secaucus, LLC	New Jersey limited liability	27-0395519
Cheeseburger of Southport, LLC	Indiana limited liability	27-0394295	2009061100188
Cheeseburger of Sterling Heights, LLC	Michigan limited liability	27-0394026	D2760N
Cheeseburger of Terre Haute, LLC	Indiana limited liability	27-0394161	2009061100207
Cheeseburger of Virginia Beach, LLC	Virginia limited liability	27-0393338	S2944173
Cheeseburger of Wallkill, LLC	New York limited liability	27-0394917	3823053
Cheeseburger of Woodbridge, LLC	Virginia limited liability	27-0393517	S2944207
Cheeseburger in Paradise, LLC	Delaware limited liability	----	3264456

Schedule 6.02

Existing Liens

None

 Schedule 6.05

Permitted Asset Sales

Property Name	Address

Baybrook-Webster TX	20001 Gulf Freeway Webster, Tx 77598 (Leased)
Ft W #3-White Settlement	1551 South Cherry Lane Fort Worth, Tx 76108
Hous #15-Hwy.6 N.@Aspenglenn	4518 Hwy. 6 North @ Aspenglenn Houston, Tx 77084
Houston #35-Airline Dr	4525 North Freeway, Houston, TX 77022
Pasadena-E. Southmore	1210 East Southmore Pasadena, Tx 77502
Plano #3-Highway 121	4940 Highway 121 Plano, Tx 75024
Rosenberg-Avenue H	5115 Avenue H Rosenburg, Tx 77471

Schedule 6.09

Affiliate Transactions

Master Sales Agreement dated June 13, 2012 between Luby's, Inc. and certain Pappas entities.

Lease Agreement between Luby's Restaurants Limited Partnership, as lessee, and a partnership affiliated with Christopher J. Pappas and Harris J. Pappas, as lessor, in connection with the Luby's facility located in the Post Oak Plaza Shopping Center in Houston, Texas.